EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 74¢ PER SHARE AND

DECLARES DIVIDEND OF 29¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 7, 2019--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2019 the Company reported net sales of $114.0 million and diluted earnings of 74¢ per share, compared with net sales of $131.2 million and diluted earnings of 81¢ per share in the first quarter of 2018.

The Company also announced today that its Board of Directors declared a dividend of 29¢ per share for the first quarter for stockholders of record as of May 17, 2019, payable on May 31, 2019. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2019 first quarter performance:

•	In the first quarter of 2019, net sales and earnings per share decreased 13% and 9%, respectively, from the first quarter of 2018 due to a decline in overall market demand, as evidenced by the 8% decrease in National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation).

•	Improved price realization in the first quarter of 2019 drove profitability during the quarter.

•	Sales of new products, including the Pistol Caliber Carbine, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $20.9 million or 20% of firearm sales in the first quarter of 2019. New product sales include only major new products that were introduced in the past two years.

•	During the first quarter of 2019, the Company’s finished goods inventory increased by 52,000 units and distributor inventories of the Company’s products decreased by 25,000 units. In the aggregate, total Company and distributor inventories increased 27,000 units during the quarter.

•	Cash used by operations during the first quarter of 2019 was $10.3 million. At March 30, 2019, our cash and short-term investments totaled $135 million. Our current ratio is 4.1 to 1 and we have no debt.

•	In the first quarter of 2019, capital expenditures totaled $2.7 million. We expect our 2019 capital expenditures to total approximately $25 million, most of which relate to new product introductions.

•	In the first quarter of 2019, the Company returned $4.9 million to its shareholders through the payment of dividends.

•	At March 30, 2019, stockholders’ equity was $273.9 million, which equates to a book value of $15.69 per share, of which $7.73 per share is cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, May 8, 2019, Sturm, Ruger will host a webcast of its Annual Meeting of Stockholders at 9:00 a.m. ET and plans to discuss the first quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 6877734.

The Quarterly Report on Form 10-Q is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	March 30, 2019	December 31, 2018

Assets

Current Assets
Cash	$35,394	$38,492
Short-term investments	99,524	114,326
Trade receivables, net	52,219	45,031

Gross inventories	86,362	80,288
Less LIFO reserve	(46,944)	(46,341)
Less excess and obsolescence reserve	(2,936)	(2,527)
Net inventories	36,482	31,420

Prepaid expenses and other current assets	3,098	2,920
Total Current Assets	226,717	232,189

Property, plant and equipment	361,276	358,756
Less allowances for depreciation	(283,263)	(276,045)
Net property, plant and equipment	78,013	82,711

Deferred income taxes	2,558	2,969
Other assets	24,423	17,663
Total Assets	$331,711	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	March 30, 2019	December 31, 2018

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$28,418	$33,021
Contract liabilities with customers	3,959	7,477
Product liability	1,602	1,073
Employee compensation and benefits	12,572	20,729
Workers’ compensation	5,669	5,551
Income taxes payable	3,347	3,340
Total Current Liabilities	55,567	71,191

Product liability	71	99
Lease liability	2,144	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2019 – 24,123,418 issued, 17,458,020 outstanding 2018 – 24,123,418 issued, 17,458,020 outstanding	24,123	24,123
Additional paid-in capital	34,832	33,291
Retained earnings	358,569	350,423
Less: Treasury stock – at cost 2019 – 6,665,398 shares 2018 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	273,929	264,242
Total Liabilities and Stockholders’ Equity	$331,711	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 30, 2019	March 31, 2018

Net firearms sales	$112,932	$129,883
Net castings sales	1,106	1,276
Total net sales	114,038	131,159

Cost of products sold	81,441	95,339

Gross profit	32,597	35,820

Operating expenses:
Selling	8,131	8,337
General and administrative	8,014	8,887
Total operating expenses	16,145	17,224

Operating income	16,452	18,596

Other income:
Interest Income	679	—
Interest expense	(26)	(27)
Other income, net	295	332
Total other income, net	948	305

Income before income taxes	17,400	18,901

Income taxes	4,367	4,637

Net income and comprehensive income	$13,033	$14,264

Basic earnings per share	$0.75	$0.82

Diluted earnings per share	$0.74	$0.81

Cash dividends per share	$0.28	$0.23

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 30, 2019	March 31, 2018

Operating Activities
Net income	$13,033	$14,264
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,486	8,172
Slow moving inventory valuation adjustment	409	360
Stock-based compensation	1,541	1,144
Deferred income taxes	411	(744)
Changes in operating assets and liabilities:
Trade receivables	(7,187)	(1,047)
Inventories	(5,471)	13,242
Trade accounts payable and accrued expenses	(4,485)	(3,974)
Contract liability to customers	(3,518)	7,081
Employee compensation and benefits	(8,157)	1,361
Product liability	501	(70)
Prepaid expenses, other assets and other liabilities	(4,872)	898
Income taxes payable	7	4,625
Cash (used for) provided by operating activities	(10,302)	45,312

Investing Activities
Property, plant and equipment additions	(2,711)	(1,402)
Purchases of short-term investments	(44,961)	—
Proceeds from maturities of short-term investments	59,763	—
Cash provided by (used for) investing activities	12,091	(1,402)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	—	(718)
Dividends paid	(4,887)	(4,012)
Cash used for financing activities	(4,887)	(4,730)

(Decrease) increase in cash and cash equivalents	(3,098)	39,180

Cash and cash equivalents at beginning of period	38,492	63,487

Cash and cash equivalents at end of period	$35,394	$102,667

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	March 30, 2019	March 31, 2018

Net income	$13,033	$14,264

Income tax expense	4,367	4,637
Depreciation and amortization expense	7,486	8,172
Interest income	(679)	—
Interest expense	26	27
EBITDA	$24,233	$27,100